UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	July 7, 2023

JAMES RIVER GROUP HOLDINGS, LTD.
(Exact name of registrant as specified in its charter)

Bermuda	001-36777	98-0585280
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Wellesley House, 2nd Floor, 90 Pitts Bay Road, Pembroke HM08, Bermuda
(Address of principal executive offices)
(Zip Code)
 (441) 278-4580
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)
☐    Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))
☐    Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, par value $0.0002 per share	JRVR	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.
On July 7, 2023, James River Group Holdings, Ltd. (the “Company”) and JRG Reinsurance Company, Ltd. (“JRG Re”), a wholly-owned subsidiary of the Company, entered into a Third Amended and Restated Credit Agreement (the “Third Amended and Restated Credit Agreement”) with KeyBank National Association (“KeyBank”) as Administrative Agent and Letter of Credit Issuer, KeyBank and Truist Securities, Inc. as Joint Book Runners and Joint Lead Arrangers, Truist Bank as Syndication Agent, and the lender parties thereto. The Third Amended and Restated Credit Agreement amended and restated that certain Second Amended and Restated Credit Agreement, dated as of November 8, 2019, as amended (the “Second Amended and Restated Credit Agreement”), governing the Company’s senior revolving credit facility.
The Third Amended and Restated Credit Agreement provides for a $102.5 million secured revolving credit facility available to issue letters of credit and secured by the Company’s investment securities and a $212.5 million unsecured revolving credit facility available for general corporate purposes, which are unchanged from the secured revolving credit facility and unsecured revolving credit facility provided for by the Second Amended and Restated Credit Agreement.
The Third Amended and Restated Credit Agreement (i) extends the maturity date of the facility from November 8, 2024 to July 7, 2026, and (ii) increases the applicable interest rate and letter of credit fees.
Additionally, the Third Amended and Restated Credit Agreement provides for an accordion feature that permits the Company to request that one or more lenders (without the consent of the other lenders) or one or more financial institutions which were not previously party to the Third Amended and Restated Credit Agreement (with the consent of KeyBank, the Administrative Agent) provide it with increases in the secured or unsecured revolving credit facilities of up to an aggregate of $100 million, which is unchanged from the accordion feature set forth in the Second Amended and Restated Credit Agreement. The Company’s ability to request such increases in the revolving credit facility is subject to its compliance with customary conditions set forth in the Third Amended and Restated Credit Agreement.
The Third Amended and Restated Credit Agreement contains representations and warranties, financial and other affirmative and negative covenants and events of default which are substantially the same as those set forth in the Second Amended and Restated Credit Agreement. The covenants in the Third Amended and Restated Credit Agreement include customary limitations on indebtedness, liens, mergers or consolidations, dispositions, restricted payments, investments, transactions with affiliates, burdensome agreements and changes in the nature of its business. In addition, the Third Amended and Restated Credit Agreement requires the Company to comply with certain financial covenants calculated for the Company and its subsidiaries on a consolidated basis. These financial covenants require that the Company and its subsidiaries to not permit their leverage ratio to be greater than 0.35:1 and not permit their consolidated net worth to be less than a specified amount, which amount increases on a quarterly basis in an amount based upon the Company’s consolidated net earnings.
KeyBank, or its affiliates, and certain lenders, or their affiliates, are party to other agreements with the Company and its subsidiaries, including the provision of commercial banking, investment banking and/or other financial services to the Company and its subsidiaries.
A copy of the Third Amended and Restated Credit Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Second Amended & Restated Credit Agreement in this report is qualified in its entirety by the terms of the Third Amended and Restated Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.
(d)    Exhibits
The following Exhibit is furnished as a part of this Form 8-K:

Exhibit No.	Description
10.1*
Third Amended and Restated Credit Agreement, dated as of July 7, 2023, by and among James River Group Holdings, Ltd., JRG Reinsurance Company, Ltd., KeyBank National Association, as Administrative Agent and Letter of Credit Issuer, KeyBank National Association and Truist Securities, Inc. as Joint Book Runners and Joint Lead Arrangers, Truist Bank as Syndication Agent, and the lender parties thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*Pursuant to Item 601(a)(5) of Regulation S-K, the Schedules to this Exhibit have been omitted. A copy of the omitted schedules will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMES RIVER GROUP HOLDINGS, LTD.

Dated: July 12, 2023	By: /s/ Sarah C. Doran
Sarah C. Doran
Chief Financial Officer